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                                                                      EXHIBIT 99


PRESS ANNOUNCEMENT

DATE:         JULY 19, 2006
CONTACT:      C. KEITH SWANEY  (440)248-7171

PVF CAPITAL CORP. ANNOUNCES QUARTERLY EARNINGS, CASH DIVIDEND, AND ANNUAL
MEETING.

PVF Capital Corp., the parent company of Park View Federal Savings Bank, announced earnings of $1,197,000, or $0.16 basic earnings per share and $0.15 diluted earnings per share, for the quarter ended June 30, 2006 as compared to earnings of $1,581,000, or $0.20 basic earnings per share and $0.20 diluted earnings per share, for the prior year comparable period.

Earnings were $4,843,000, or $0.63 basic earnings per share and $0.62 diluted earnings per share, for the fiscal year ended June 30, 2006 as compared to $5,584,000, or $0.72 basic earnings per share and $0.71 diluted earnings per share, for the fiscal year ended June 30, 2005.

Chairman John R. Male commented that the changes to earnings for the quarter and fiscal year are attributable to an increase in net interest income and an increase in the required provision for loan losses that resulted from an increase in classified assets. In addition, non-interest income decreased primarily as a result of declining gains on the sale of loans. The increase in non-interest expense is attributable to an increase in compensation and benefits along with an increase in office occupancy and equipment.

As of June 30, 2006, PVF Capital Corp. reported assets of $906.1 million, an increase of $82.2 million, or 9.97%, from the prior fiscal year ended June 30, 2005. Total stockholders' equity of PVF Capital Corp. was $69.0 million at June 30, 2006. Return on assets and return on equity were 0.56% and 7.15%, respectively, for the fiscal year ended June 30, 2006.

On June 27, 2006, the Board of Directors of PVF Capital Corp. declared a quarterly cash dividend on the Company's outstanding common stock. The cash dividend will be in the amount of $0.074 per share payable on August 11, 2006 to the stockholders of record at the close of business on July 28, 2006.

The 2006 Annual Meeting of Stockholders will be held on October 23, 2006 at 10:00 a.m. at PVF Capital Corp.'s Corporate Center, 30000 Aurora Road, Solon, Ohio.

Visit our web site at WWW.PVFSB.COM.

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectation regarding important risk factors including, but not limited to, real estate values and the impact of interest rates on financing. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved.

PVF Capital Corp.'s common stock trades on the NASDAQ Small-Cap market under the symbol PVFC.

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PVF CAPITAL CORP.
                                                               30000 Aurora Road
                                                               Solon, OH 44139
                                                               440-248-7171

                         SUMMARY OF FINANCIAL HIGHLIGHTS
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                   (UNAUDITED)


(Dollars in thousands)                                          JUNE 30,                  JUNE 30,
                                                                 2006                      2005
                                                              ---------                  ---------
ASSETS
------
    Cash and cash equivalents                                 $ 19,738                   $ 11,090
    Investment securities                                       58,000                     57,500
    Loans and mortgage backed securities                       774,341                    701,274
    Other assets                                                54,002                     54,035
                                                              --------                   --------
       Total Assets                                           $906,081                   $823,899
                                                              ========                   ========
LIABILITIES
-----------
    Deposits                                                  $656,864                   $591,226
    Borrowed money                                             145,000                    135,012
    Other liabilities                                           35,244                     31,208

       Total Liabilities                                       837,108                    757,446
                                                              --------                   --------
       Total Stockholders' Equity                               68,973                     66,453
                                                              --------                   --------
       Total Liabilities and Stockholders' Equity             $906,081                   $823,899
                                                              ========                   ========

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                                                                   THREE MONTHS ENDED        TWELVE MONTHS ENDED
(Dollars in thousands except per share data)                            JUNE 30,                   JUNE 30,
                                                                   ------------------        --------------------
                                                                      2006       2005            2006       2005
INTEREST INCOME                                                $14,985    $12,101         $55,179    $43,595
INTEREST EXPENSE                                                 8,292      5,537          28,408     19,801
                                                               -------    -------         -------    -------
NET INTEREST INCOME                                              6,693      6,564          26,771     23,794
       Provision for loan losses                                   180       (100)            826        111
                                                               -------    -------         -------    -------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES              6,513      6,664          25,945     23,683
TOTAL NONINTEREST INCOME                                           625        890           2,500      3,374
TOTAL NONINTEREST EXPENSE                                        5,435      5,254          21,549     18,942
                                                               -------    -------         -------    -------
INCOME BEFORE FEDERAL INCOME TAX PROVISION                       1,703      2,300           6,896      8,115
        Federal income tax provision                               506        719           2,053      2,531
                                                               -------    -------         -------    -------
NET INCOME                                                     $ 1,197    $ 1,581         $ 4,843    $ 5,584
                                                               =======    =======         =======    =======

BASIC EARNINGS PER SHARE                                         $0.16      $0.20           $0.63      $0.72
                                                                 =====      =====           =====      =====
DILUTED EARNINGS PER SHARE                                       $0.15      $0.20           $0.62      $0.71
                                                                 =====      =====           =====      =====